Exhibit 10.40

Customer Agreement

AGT Limited—IBM Canada Ltd.

        We are pleased to offer you this IBM Customer Agreement to cover the Products and Services we may provide to you.

        This Agreement contains the following sections:

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  General Terms and Glossary (Form No. 0110-0)

  •
  Warranties (Form No. 0111-0)

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  Machines (Form No. 0112-0)

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  Programs (Form No. 0113-0)

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  ServicePlan Maintenance Services (Form No. 0114-0)

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  Project Services (Form No. 0116-0)

        As we provide Products and Services to you over time, Transaction Documents will be added to this Agreement. Together, these documents make up the entire Agreement between us and replace any prior communications.

        Thank you for doing business with us. Please sign below to accept the terms of this Agreement on behalf of your organization.

Agreed to:	Agreed to:
AGT Limited 10020—100 Street Edmonton, Alberta T5J 0N5	IBM Canada Ltd. Edmonton Branch 10250—101 Street Edmonton, Alberta T5J 3P4
By: /s/ R.F. Sutcliffe	By: /s/ C.B. Olafson
Printed name: R.F. Sutcliffe	Printed name: C.B. Olafson
Title: VP—Corporate Services	Title: Branch Manager
Date: June 17, 1991	Date: June 17, 1991
Customer number: 010003	Agreement number: ICA-010003

Table of Contents

Section 1. General Terms	3
1.1 Agreement Structure	3
1.2 Ordering Products and Services	4
1.3 Delivery of Products and Services	4
1.4 Price Changes	4
1.5 Warranty and ServicePlan Maintenance Services	5
1.6 Responsibilities for Machine Loss or Damage	6
1.7 Taxes	6
1.8 Patents and Copyrights	7
1.9 Limitation of Liability	7
1.10 Time Limit for Legal Actions	8
1.11 Your Additional Rights	8
1.12 Organizations that Market our Products	8
1.13 Actions Requiring Our Consent	8
1.14 Confidential Information	8
1.15 Obligations Affected by Outside Causes	8
1.16 Access to Your Facilities	8
1.17 Your Responsibility for Results	9
1.18 Electronic Communications	9
1.19 Changes to the Agreement Terms	9
1.20 Notices	9
1.21 Ending this Agreement	9
1.22 Geographic Scope	9
1.23 Governing Law	10
Section 2. Warranties	10
2.1 Warranty Overview	10
2.2 Warranty for IBM Machines	10
2.3 Warranty for IBM Programs	11
2.4 Warranty for IBM Systems	11
2.5 Warranty for IBM Services	11
2.6 Items Not Covered Under Warranty	11
2.7 Extent of Warranty	12
Section 3. Machines	12
3.1 Prices. Payment and Title	12
3.2 Production Status	12
3.3 Installing a Machine or Feature	12
3.4 Licensed Internal Code	13
Section 4. Programs	14
4.1 Grant of License	14
4.2 Actions You May Take Under Your License	14
4.3 Actions You May Not Take Under Your License	15
4.4 Distributed Features	15
4.5 Additional License Copies	15
4.6 Program Testing	16
4.7 Program Protection	16
4.8 Program Charges and Payment	16

4.9 Variable Charge Programs	16
4.10 Program Services	17
4.11 Ending the License	17
4.12 Programs not Covered by this section	17
Section 5. ServicePlan Maintenance Services	17
5.1 Description of Our Services	17
5.2 Warranty Options	18
5.3 Charges and Payment	18
5.4 Hours of Coverage	19
5.5 Starting Coverage	19
5.6 Charging Service	19
5.7 Ending ServicePlan Maintenance Services	19
Section 6. Project Services	20
6.1 Statement of Work	20
6.2 Changes to the Statement of Work	20
6.3 Charges and Payment	20
6.4 Personnel	20
6.5 Information Exchange	21
6.6 Ending Project Services Early	21
Section 7. Glossary	21

Section 1. General Terms

        This section contains the general terms that apply to all transactions under any of the other sections of this Agreement.

1.1   Agreement Structure

        Words that appear in italic type throughout this Agreement are defined in the Glossary. Generally, other terms are defined when first used, and are capitalized throughout the Agreement.

        A. Amendments and Future Documents

        Some Products and Services have terms in addition to those contained in this Agreement. These terms are provided on separate documents called "Amendments", which become part of this Agreement once signed by both of us. Most of our Products and Services can be ordered under this Agreement. In some cases we may have to sign separate agreements, for example, the IBM Information Network Agreement.

        B. Transaction Documents

        For each order you place, you will receive a "Transaction Document" which confirms the details of your order.

        We customize most Transaction Documents for you. For example:

  •
  a "Statement of Work" may provide details such as scope of work, our respective responsibilities and an estimated schedule; and

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  an invoice will provide details such as items ordered, quantities, amount payable and payment terms.

        Transaction Documents also include documents that are not customized for your order but provide details of a specific Product or Service. For example:

  •
  "License Program Specifications" is a Transaction Document that applies to all orders for the same Program; and

  •
  Some "Exhibits" are Transaction Documents that apply to all orders under a volume discount for the same Products.

        Some Transaction Documents, for example, Statements of Work, will be signed by both of us. Others, such as License Program Specifications and Exhibits, are not signed.

1.2   Ordering Products and Services

        A. How you place an order

        You may order Products and Services under this Agreement as follows:

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  in writing, for example, a letter,

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  orally, including telephone; or

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  electronically, including facsimile (fax).

        B. Our Acceptance of Your Order

        A Product or Service is Covered under this Agreement when we accept your order by:

  •
  providing you with a Transaction Document which confirms the details of your order:

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  shipping the Product, or

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  providing the Service.

        C. Your Acceptance of Specific Terms

        You accept the terms in an Amendment or Transaction Document which are relevant to your order by doing any of the following:

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  signing an Amendment or Transaction Document (if required);

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  using the Product or Service or allowing others to do so; or

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  making any payment for the Product or Service.

1.3   Delivery of Products and Services

        We will use reasonable efforts to meet your delivery requirements for Products and Services you order, and will keep you informed of our progress. We pay normal transportation charges for Products we ship to you.

1.4   Price Changes

        The following applies to price changes which relate to Machines, Programs and "ServicePlan Maintenance Services":

        A. Price increase: recurring charges

        If we increase recurring charges, we will give you three months' written notice. The increase will be effective on the first day of the applicable period stated in the notice.

        B. Price increase: single charges

        If we increase single (nonrecurring) charges, we will announce it as effective either immediately, or at a future date.

        When the increase is effective immediately, the lower charge will apply to orders we received up to the announcement date if:

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  your requested delivery date falls within three months after the announcement date; or

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  the invoice date is within three months after the announcement date for the following Program charges: "Additional License", "Distributed Feature", or a group upgrade charge.

        When the increase in charges is effective at a future date, we wilt announce its "Effective Date" and a "Delivery Period".

        The lower charge will apply to orders we receive up to the Effective Date if:

  •
  your requested delivery date is within the Delivery Period announced; or

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  the invoice date is within the Delivery Period for the following Program charges: Additional License, Distributed Feature, or a group upgrade charge.

        C. Your right to cancel

        You may cancel an on-order Product or ServicePlan Maintenance Service, to which an increase applies, if you give us written notice within one month of the date we gave you notice.

        D. Price decreases

        Any decrease in charges will apply only to charges incurred on or after the effective date of the decrease.

1.5   Warranty and ServicePlan Maintenance Services

        The following terms apply to both warranty service and ServicePlan Maintenance Services (also called "Maintenance Services").

        A. Types of Service we offer

        We provide certain types of service for a Machine to keep it in, or restore it to, good working order. These are available during the Machine's warranty period or while it is under Maintenance Services.

        Depending on the Machine and the type of service you choose, we may repair or replace your Machine at your location or one of our service locations. The types of service are described in a bulletin which is available to you separately.

        Under Maintenance Services, you may select the type of service only from those available for the Machine. The type of service must be the same for the Machine and its features.

        When a type of service involves the exchange of a Machine or part, the item we replace becomes our property and the replacement becomes yours. The replacement may not be new, but will be in good working order.

        Before we exchange a failing Machine, we may inspect it. If it is damaged or parts are missing, we will charge you to restore the Machine to an acceptable condition.

        B. Before we provide services

        Before we provide warranty service or Maintenance Services, you agree to do the following, if it applies:

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  get authorization from the owner, if you are not the owner, to have us service a Machine;

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  follow the problem determination, problem analysis and service request procedures that we provide;

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  inform us promptly of changes in the Machine's location;

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  secure all programs, data and funds contained in the Machine;

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  for a Machine with "Exchange" service, remove all features, options, alterations and attachments which are not under our service;

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  for a Machine with Exchange service, ensure that it is free from any legal obligations or restrictions that prevent its exchange.

        C. Your Continued Responsibilities

        In return for our comprehensive warranty and Maintenance Services, you agree:

  •
  to connect certain repaired or replaced Machines and verify their operation when we complete certain types of service described in a bulletin;

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  not to recreate problems on an IBM Machine covered under this Agreement if the problems initially occurred on another Machine not covered under this Agreement; and

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  not to distribute certain technical Information (such as corrections for installed hardware and software) which we supply to you under this Agreement unless we agree to your request to do so.

        D. Additional Charges

        Depending on the particular Service or circumstances, additional charges may apply. For example, you may be charged an additional amount if we have to repair damages caused by non-IBM-performed activity, or if your location is not accessible by private automobile.

1.6   Responsibilities for Machine Loss or Damage

        When you buy a Machine from us, we bear the risk of loss or damage through its Date of installation. After this date, you assume the risk.

        If you return a Machine to us for service while it is under warranty or Maintenance Services, the following applies:

  •
  we are responsible for its loss or damage while it is in our possession or if we are paying the transportation charges and it is in transit;

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  you are responsible for its loss or damage if you are paying the transportation charges and it is in transit.

1.7   Taxes

        You agree to pay any taxes, duties or government levies resulting from any transactions under this Agreement. This does not include taxes based on IBM's net income.

1.8   Patents and Copyrights

        A. Our responsibilities for claims

        If a third party claims that an IBM Product we provide infringes a Canadian patent or copyright, we will defend you against that claim at our expense. In this regard, we will pay all costs, damages and legal fees that a court finally awards, provided that you:

  •
  promptly notify us in writing of the claim; and

  •
  cooperate with us in, and allow us to control, the defense and any related settlement negotiations.

        If such a claim is made or appears likely to be made, you agree to permit us to enable you to continue to use the Product or to modify or replace it. If we determine that none of these alternatives is reasonably available, you agree to return the Product to us on our written request. We will then give you a credit equal to your net book value for the Product, provided that you have followed generally accepted accounting principles.

        This is our entire obligation to you regarding any claim of infringement.

        B. Claims for which we are not responsible

        We have no obligation regarding any claim based on any of the following:

  •
  your modification of a Product or a Program's use in other than its Specified Operating Environment;

  •
  the combination, operation or use of a Product with any product, data or apparatus that we did not provide; or

  •
  infringement by a Non-IBM Product.

1.9   Limitation of Liability

        Circumstances may arise where you are entitled to recover damages from us. In each such instance, we are liable for no more than:

        A. payments referred to in the "Patents and Copyrights" subsection;

        B. damages for physical harm to persons caused by our negligence;

        C. damages for physical harm to tangible personal property and real property caused by our negligence; and

        D. any direct damages up to the greater of $100,000 or the charges paid for the Product or Service that is the subject of the claim. For recurring charges, the charges paid are considered to be the charges paid during the 12 months before the claim.

        This limitation also applies to our subcontractors and Program developers. It is the most you are entitled to receive from us and our subcontractors and Program developers combined.

        Under no circumstances are we liable for any of the following:

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  damages of third parties claimed against you (other than those under A., B. and C. above),

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  harm to your records or data; or

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  special, indirect or consequential damages (other than those under A. and B. above), including but not limited to lost profits, lost business revenue, or failure to realize expected savings, even if you informed us of their possibility.

        This "Limitation of Liability" subsection applies regardless of the basis on which you are entitled to claim damages from us, including but not limited to:

  •
  breach of contract even if a fundamental breach, or

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  tort, including but not limited to negligence or misrepresentation.

1.10 Time Limit for Legal Actions

        Neither of us will bring an action under this Agreement more than two years after the cause of action arose. If you do not meet your payments, each time you do not pay will be considered a new cause for action.

1.11 Your Additional Rights

        You may have additional rights under certain laws that do not allow us to exclude implied warranties or conditions or to exclude or limit certain damages. If so, those exclusions or limitations may not apply to you.

1.12 Organizations that Market our Products

        We have a contractual relationship with certain organizations (such as IBM Agents or IBM Application Specialists) to market and support some of our Products and Services on our behalf.

        Orders you place with us for our Products or Services under this Agreement may be as a result of the marketing activity of these organizations. If so, we confirm that we are responsible for providing these Products and Services to you under the warranties and other terms of this Agreement. However, we are not responsible for any additional obligations these organizations may have to you or for any other products and services that they (and not we) may supply to you.

        Any Products that you may purchase from re-sellers (such as IBM Authorized Dealers) would not be subject to this Agreement.

1.13 Actions Requiring Our Consent

        Our written consent is necessary before you may assign any of your rights or obligations, or re-market any Service.

        If you do any of the above before you receive our written consent, your actions will have no legal effect.

1.14 Confidential Information

        Each of us agrees not to disclose confidential information to each other in connection with this Agreement. If this is required by either of us, a separate confidentiality agreement must be signed first.

1.15 Obligations Affected by Outside Causes

        Neither of us will be responsible for failing to meet obligations due to causes beyond your or our reasonable control.

1.16 Access to Your Facilities

        For us to fulfill our obligations, you agree to provide us with full, free and safe access to your facilities, as reasonably required. If you become aware of any unsafe conditions or hazardous materials to which our personnel may be exposed, at any of your facilities, you agree to promptly notify us.

1.17 Your Responsibility for Results

        You agree to be responsible for the results you obtain from the Products and Services.

1.18 Electronic Communications

        Each of us may communicate with the other by electronic means. Both of us agree to the following for all electronic communications:

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  an identification code (called a "USERID") contained in an electronic document is legally sufficient to verify the identity of the sender and the authenticity of the document;

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  an electronic document that contains a USERID is a signed writing; and

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  an electronic document, or any computer printout of it, is an original when maintained in the normal course of business.

1.19 Changes to the Agreement Terms

        To be responsive to your needs and to maintain flexibility in our offerings, we may change the terms of this Agreement by giving you three months' written notice. However, these changes will not be retroactive. They will apply as of the effective date specified in the notice only to new orders (those we receive on or after the effective date) and to recurring transactions, such as licenses and Maintenance Services.

        Otherwise, changes to this Agreement must be signed by both of us. Additional or different terms in any order or written communications from you will have no legal effect.

1.20 Notices

        Notices can be:

  •
  delivered personally;

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  mailed to you at your address and to us in care of our local marketing office; or

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  delivered by electronic communication, including facsimile (fax).

        Notices by mail will be effective 5 days after the postmark date. Electronic notices will be effective when received.

1.21 Ending this Agreement

        When both your and our commitments concerning all of your Products and Services have expired or have been ended, you may end this Agreement by giving us written notice.

        Either of us can end this Agreement at any time if the other does not comply with any of its terms, provided the one who is not complying is given written notice and reasonable time to comply.

        Any rights and obligations under this Agreement which by their nature continue after it ends, will remain in effect until they are completed. The terms of this Agreement will also apply to anyone who receives or is assigned rights in the Agreement.

1.22 Geographic Scope

        All your rights, all our obligations and all licenses (except for "Licensed Internal Code") are valid only in Canada.

1.23 Governing Law

        The laws of the Province of Ontario govern this Agreement.

Section 2. Warranties

        We provide warranties for certain Products and Services covered under this Agreement.

2.1   Warranty Overview

        The complete details and extent of our warranties are provided after this overview. For your convenience, we have summarized the highlights in the following chart.

What we warrant	Extent of coverage		What we will do
IBM Machines	•	Conform to Specifications	•	Repair or replace the failing IBM Machine, at no additional charge.
	•	Free from defects in materials and workmanship	•	Refund your money if unable to repair or replace during the warranty period.
Warranted IBM Programs	•	Conform to Specifications	•	Provide code or information to help correct or bypass a problem or advise you of a restriction of a function, at no additional charge.
			•	Refund your money if unable to resolve the problem during the warranty period.
IBM Machines and warranted IBM Programs supplied as a system	•	Compatible and can operate with one another	•	For IBM Machines, and warranted IBM Programs, same as above.
			•	Refund your money if not compatible and cannot operate with one another after we provide warranty service.
IBM Services	•	Perform according to their descriptions	•	Refer to a Transaction Document, if applicable.

2.2   Warranty for IBM Machines

        We warrant that each IBM Machine:

  •
  conforms to its Specifications; and

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  is free from defects in materials and workmanship.

        The warranty period for an IBM Machine is a specified, fixed period which begins on its Date of Installation. If an IBM Machine does not function as warranted during the warranty period, we will repair or replace it at no additional charge. If we are unable to do so, you may return it to us and we will refund your money.

        During the warranty period, we will provide service under the type of service designated for the Machine (at no additional charge), or under the "Warranty Option" you have selected, at the rate which is in effect at that time. Warranty Option is described in the ServicePlan Maintenance Services section. The types of service are described in a separate bulletin which is available from us.

        After the warranty or Warranty Option expires, your IBM Machine will be automatically covered under Maintenance Services. This is described in the section on ServicePlan Maintenance Services.

        We provide warranty service for an IBM Machine feature, conversion or upgrade, only if the IBM Machine on which it is installed is:

  •
  the designated, serial-numbered IBM Machine; and

  •
  at the proper engineering-change level.

        During its warranty period, we will manage and install engineering changes that apply to an IBM Machine.

2.3   Warranty for IBM Programs

        We warrant certain IBM Programs. For each warranted IBM Program, we warrant that it conforms to its Specifications. We provide Program Services at no additional charge for warranted IBM Programs.

        Under Program Services, we assist you by providing code or information to help correct or bypass the problem or advise you of a restriction of a function. However, for us to assist you, we must be able to reproduce your reported problem in the Specified Operating Environment. We provide Program Services for only the unmodified portion of a current release of a Program.

        Program Services are always available for at least one year following general availability of a warranted IBM Program. They continue to be available until:

  •
  we give you six months' written notice to end them; or

  •
  the date or the end of a period which we specify at the time the Program is announced.

        Therefore, the availability of Program Services will depend on when you obtain your license.

        We will specify a warranty period for the Program which begins on its Date of Installation. If, during the warranty period, we are unable to make the program function as warranted, you may return it to us and we will refund your money.

2.4   Warranty for IBM Systems

        Where we supply IBM Machines and warranted IBM Programs together as a system, we warrant that they are compatible and can operate with one another. The warranty services for these IBM Machines and warranted IBM Programs are the same as those described in this section. If these IBM Machines and warranted IBM Programs are not compatible and cannot operate with one another, even after we provide warranty services, you may return them to us and we will refund your money.

2.5   Warranty for IBM Services

        For each IBM Service provided under this Agreement, we warrant that it will be performed according to its description in the applicable Transaction Document.

2.6   Items Not Covered Under Warranty

        We do not warrant uninterrupted or "error free" operation of a Product or Service.

        We provide certain IBM Products and IBM Services on an "as is" basis and will identify them to you.

        Also, we provide non-IBM Products and non-IBM Services on an "as is" basis. In these cases, non-IBM manufacturers, suppliers and publishers may provide their own warranties to you.

2.7   Extent of Warranty

        These warranties apply only if you use the Products and Services in the manner specified, and only to the current release of a Program. These warranties will have no legal effect if the Products or Services are misused, damaged by accident, modified, operated in other than the Specified Operating Environment, placed in an unsuitable physical or operating environment, maintained improperly by you or caused to fail by a product for which we are not responsible.

        These warranties replace any conflicting statement of limited warranty included with a Product shipment except those provided by us.

        THESE WARRANTIES REPLACE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 3. Machines

        This section contains the terms which apply to a Machine which you order from us under this Agreement. After your order has been accepted, we will sell you the Machine described in a Transaction Document.

3.1   Prices, Payment and Title

        We will confirm the Machine's price in a Transaction Document. We will send you an invoice, and you agree to pay according to the payment terms stated in it. We transfer title to you on payment of all amounts due regarding the Machine.

3.2   Production Status

        Each Machine supplied under this Agreement is manufactured from new parts or new and serviceable used parts (which perform like new parts). In some cases, the Machine may not be new. Regardless of the Machine's production status, the terms of the Warranty section apply, unless we inform you otherwise.

3.3   Installing a Machine or Feature

        Our equipment is designed to operate in a wide range of physical environments. For a Machine to function properly and for us to provide warranty and Maintenance Services, you agree to provide a suitable physical environment for it. We will advise you of the appropriate environment before delivery.

        Our installation procedures vary depending on the Machine you purchase. They are described below:

        A. Machines we install

        Our standard Installation procedures are designed to ensure that each Machine we install is in good working order and meets its Specifications. We will successfully complete these procedures before we consider a Machine installed.

        B. Features, conversions and upgrades we install

        We sell features, conversions and upgrades for installation only on a designated, serial-numbered Machine. For any of these items, you agree to obtain the permission of the owner of the Machine (if you are not its owner) and any third party owners to:

  •
  install it on the designated Machine; and

  •
  transfer any removed parts to us.

        C. Net-Priced transactions we install

        In some cases, the sale and installation of features, conversions and upgrades are called "Net-Priced" transactions because they include associated replacement parts which we provide on an exchange basis. Therefore, all removed parts become our property. For a Net-Priced transaction, you agree to allow us to install it within 30 days of its delivery and to recover the removed parts. Otherwise, we may end the sale and you agree to return the feature, conversion or upgrade to us at your expense.

        D. Customer Set Up Machines and Non-IBM Machines

        To ensure the proper functioning of each Customer Set Up Machine, you are responsible for setting it up according to instructions we provide with it.

        You agree to install Non-IBM Machines unless you make arrangements with us to do so.

3.4   Licensed Internal Code

        Certain Machines we specify (called "Specific Machines") use Licensed Internal Code (called "Code"). International Business Machines Corporation owns copyrights in the Code and all copies of the Code, including all copies made from them.

        We will identify Specific Machines in a Transaction Document called "Exhibit: Machines Subject to Licensed Internal Code terms", unless we advise you otherwise. We will provide this Exhibit to you. If you are the rightful possessor of a Specific Machine, we grant you a license to use the Code (or any replacement we provide) on, or in conjunction with, only the Specific Machine, designated by serial number, for which the Code is provided. We license the Code to only one rightful possessor at a time.

  Actions you may take

        Under each license, we authorize you to:

  •
  execute the Code to enable the Specific Machine to function according to its Specifications;

  •
  make a backup or archival copy of the Code (unless we make one available for your use), provided you reproduce the copyright notice and any other legend of ownership on the copy—you may only use the copy to replace the original, when necessary; and

  •
  execute and display the Code as necessary to maintain the Specific Machine.

        You agree to acquire any replacement for, or additional copy of, the Code directly from us in accordance with our standard policies and practices. You also agree to use that Code under these terms.

        You may transfer possession of the Code to another party only with the transfer of the Specific Machine. If you do so, you must 1) either give the other party all your copies of the Code or destroy them, and 2) give the other party a completed copy of the Exhibit which we provided to you. We license the other party when it accepts the terms of this Exhibit by initial use of the Code. The terms apply to all Code you acquire from any source.

        Your license is terminated when you no longer own or rightfully possess the Specific Machine.

  Actions You May Not Take

        You agree to use the Code only as authorized above. For example, you may not do any of the following:

  •
  otherwise copy, display, transfer, adapt, modify or distribute the Code (electronically or otherwise), except as we may authorize in the Specific Machine's Specifications or in writing to you;

  •
  reverse assemble, reverse compile or otherwise translate the Code;

  •
  sub-license or assign the license for the Code: or

  •
  lease the Code or any copy of it.

Section 4. Programs

        This section contains the terms which apply to a Program that we license to you under this Agreement.

4.1   Grant of License

        When we accept your order, we grant you a license for the Program described in a Transaction Document. We warrant that we have the right to license it. The license is valid only in Canada.

        Since Programs are copyrighted and licensed (not sold), we or our suppliers keep title to the Program and to any copies made from it. We also license others to use the same Program.

4.2   Actions You May Take Under Your License

        Under each license, we authorize you to take the following actions:

        A. Use the Program on the Designated Machine

        For most Programs, you agree to identify a Designated Machine to us by type/model and serial (or plant order) number.

        You may use the Program's machine-readable portion on only the Designated Machine, unless:

  •
  the Designated Machine is inoperable—you may then use the Program on a backup Machine;

  •
  the Designated Machine cannot assemble or compile the Program—you may then assemble or compile it on another Machine;

  •
  we grant an "Installation License"—you may then use the Program on any other Machine in the same or adjoining rooms as the Designated Machine; or

  •
  we grant a "Location License"—you may then use the Program on any other Machine in the same building with the same mailing address as the Designated Machine.

        Because we or our supplier own the Program, you agree to notify us if you change the Designated Machine, and to confirm the date of the change. This does not apply to a Program for which we have specified that you do not need to identify a Designated Machine.

        B. Store the Program

        You may store the Program's machine-readable portion in, transmit it through and display it on Machines associated with the Designated Machine. You may also store the Program on a backup Machine.

        C. Support your authorized use

        You may do the following to support your authorized use as described above.

  •
  modify the Program's machine-readable instructions or data, or merge them into another Program; and

  •
  make copies of the Program, provided you reproduce the copyright notice and any other legend of ownership on each copy or partial copy.

        D. Use restricted materials

        You may use any portion of the Program which we in any way mark restricted (for example, "Restricted Materials of IBM") only to:

  •
  resolve problems related to the use of the Program; and

  •
  modify the Program so that it will work together with other products,

        You agree to comply with any additional terms (for example, a usage restriction) that a Program's Specifications may contain. We provide the Specifications to you with the Program. For an "as is" Program, any additional terms are contained in a document called "Notice of Availability".

4.3   Actions You May Not Take Under Your License

        You agree not to do any or the following:

  •
  sub-license, assign or transfer the license for any Program;

  •
  distribute any Program to any third party; or

  •
  reverse assemble, reverse compile or otherwise translate any Program.

4.4   Distributed Features

        Some Programs have certain features called "Distributed Features" which are designed to work with those Programs, called "Associated Programs". For each Distributed Feature order we accept, you are authorized, under your license for the Program, to:

  •
  make one copy of the Distributed Feature and its documentation; and

  •
  distribute the copy to, and use it on a Machine other than the Designated Machine of its Associated Program.

        You may use the copy on only one Machine at a time. Persons using a Machine located outside of your organization may use the copy only to access the Associated Program.

4.5   Additional License Copies

        You may order additional licenses for Programs. When we accept your order, we authorize you to make an additional copy of the Program (called an "Additional License Copy") rather than shipping you another copy.

        For some Programs, we also offer a Distributed System License Option (called a "DSLO") license. This will usually be at a lower charge than the original license (called the "Basic License"). When we accept your order for a DSLO license we will authorize you to make an additional copy of the Program rather than shipping you another copy. In return for the lower charge, while under a DSLO license, you agree to:

  •
  have a Basic License for the Program;

  •
  provide problem documentation and receive Program Services, if any, only through the location of the Basic License; and

  •
  distribute to, and install on the Designated Machine of the DSLO license, any release, correction or bypass which we provide for the Basic License.

4.6   Program Testing

        To help you decide if a Program meets your needs, we provide a testing period for certain Programs. The testing period for an eligible Program starts on its Date of Installation. We will Inform you of the eligible Programs and their testing periods. The testing period applies only on your first order of a Program.

        If you decide not to keep the Program, you agree to provide us with a notice to end the license by the end of the testing period. In this event, we will give you a credit for any applicable charges you may have paid. If we do not receive this notice, then the license will continue.

4.7   Program Protection.

        To protect both our interests, for each Program, you agree to:

  •
  allow access to it (if it is a data base) only to your employees;

  •
  ensure that anyone who uses it (accessed either locally or remotely) does so only for reasons related to your authorized use and complies with our terms regarding Programs; and

  •
  maintain records of all copies and, if the Program is one for which you are required to provide Designated Machine identification to us, you agree to maintain records of the location of all copies.

4.8   Program Charges and Payment

        Program charges may be:

  •
  one-time charges:

  •
  recurring charges; or

  •
  a combination of both (for example, a primary license charge with an annual license charge).

        We will send you an invoice, and you agree to pay it according to the payment terms stated in it.

4.9   Variable Charge Programs

        We assign Machines to groups according to their type and model. The charges for some Program licenses vary depending on the group to which the Designated Machine belongs. We call these Programs "Variable Charge" Programs. Variable Charges include graduated charges and processor-based charges.

        The following applies to these licenses:

  •
  if you upgrade or downgrade the Designated Machine, you agree to promptly notify us of the date of the change;

  •
  if you change or upgrade a Designated Machine to a Machine in a higher group, you may incur a group upgrade charge or an increase in your recurring charge;

  •
  if you change or downgrade the Designated Machine to a Machine in a lower group, lower recurring charges will apply to charges incurred on or after the date of the change but no refund of one-time charges will be given; and

  •
  if we reassign a Designated Machine to a Machine group with different charges, our price change terms In the General Terms section will apply; however, Programs with one-time charges incurred before the change will not be affected.

        We will inform you if we change the assignment of Machines to different groups.

4.10 Program Services

        For warranted IBM Programs and selected other Programs, we provide Program Services at no additional charge. Details on Program Services are provided in the Warranty section.

4.11 Ending the License

        You may end the license for a Program by giving us one month's written notice or at any time during the Program's testing period. For some Programs, we offer a replacement Program for which you will have to pay only an upgrade charge. In return, you must end the license for the replaced Program.

        If you do not meet your obligations regarding the Programs, and we have given you written notice and reasonable time to comply, we may end any Program license.

        Within three months after a license is ended, you must destroy all copies of the Program, including those merged into other Programs. However, you may keep a copy of the Program in your archives.

4.12 Programs not Covered by this section

        Certain Programs, such as personal computer Programs, are packaged with their own license agreements. These Programs are called "Program Packages" and are licensed under the terms of the agreements provided with them and are not covered by this section.

Section 5. ServicePlan Maintenance Services

        This section contains the terms that apply to ServicePlan Maintenance Services which we provide under this Agreement. We will provide the Maintenance Services for a Machine described in a Transaction Document.

5.1   Description of Our Services

        We offer the following kinds of Maintenance Services:

        A. IBM Machine Service

        We provide this service for an IBM Machine (except for an accessory) by restoring it to good working order. We also manage and install applicable engineering changes.

        Our machine service may include the repair or replacement of parts or the exchange of certain IBM Machines. Depending on the type of IBM Machine, we may also provide preventive maintenance, which may include lubricating parts and making adjustments. The types of service are described in the General Terms section and more details are provided in a bulletin which is available to you separately.

        For certain IBM Machines, we will provide additional services. These services may include:

  •
  advice and guidance about available corrections for installed IBM Programs; and

  •
  assistance in identifying and resolving systems problems.

        These additional services are designed to help you minimize interruptions, resolve problems in your system operation and add products into your operation. For some of these services, you agree to provide one or more technical coordinators to work with us. We will advise you when technical coordinators are required, and which IBM Machines are eligible for these additional services.

        B. Non-IBM Machine Service

        We also provide support for certain Non-IBM Machines. We will repair or replace parts or exchange the failing Non-IBM Machine with a replacement of equal or greater function. If you do not accept the replacement, we will not try to repair the failing Non-IBM Machine further.

        Maintenance Services do not cover:

  •
  accessories and certain parts, such as frames and covers;

  •
  service of a Machine damaged by misuse, accident, modification, unsuitable physical or operating environment, improper maintenance by you or failure caused by a product for which we are not responsible.

5.2   Warranty Options

        During the warranty period of some Machines, you may select an enhanced type of service such as repairing a Machine at your location rather than our location. This enhanced type of service is called a "Warranty Option". We will inform you of the applicable charges, the available types of service and hours of coverage.

        If the Machine has a warranty period of more than one year, the Warranty Option will expire at the end of the current warranty period. However, if the warranty period is one year or less, the Warranty Option will expire one year from the date the warranty period began. After the Warranty Option ends, coverage will continue as described in the subsection called "Starting Coverage".

5.3   Charges and Payment

        The amounts payable may be on a recurring basis (for example, monthly or annual maintenance charges). We will send you an invoice and you agree to pay according to the payment terms stated in it.

        We will invoice minimum maintenance charges, minimum Warranty Option charges and charges for optional hours of coverage in advance for each Machine for the applicable invoice period.

        For Machines which are also subject to usage charges (for example, certain printers and cheque sorting machines), you agree to provide us with a meter reading as of the last working day of the period that is covered by the minimum maintenance charge. We invoice those charges following the period in which they apply. We invoice all other charges or credits when or after they are incurred or earned.

        We will prorate recurring monthly charges based on a 30-day month.

        For selected Machines, we offer ServicePlan Financial Options which are described in Amendments. Under these Options, we reduce maintenance charges for selected Machines, based on your agreement to assume additional specified responsibilities. When you select an Option, we will invoice you according to the terms stated in the applicable Amendment.

5.4   Hours of Coverage

        Maintenance Services we perform at your location may be available 24 hours each day, seven days each week for certain IBM Machines. For other Machines, this same coverage may be available by a combination of base hours and additional optional hours of coverage which you select. Depending on the type of Machine, additional charges may apply for optional hours of coverage.

        Weekdays, the base hours are from 7 a.m. to 6 p.m. and you may add optional hours that are the same each day. For weekends, since these hours do not apply, you can obtain 24 hours of coverage for Saturday and/or Sunday, by selecting optional hours of coverage. Optional hours may be different for Saturday and Sunday but must cover the same consecutive hours each day. We will advise you of the available optional hours. If you ask us to provide Maintenance Services outside of the base hours or your selected optional hours of coverage, they will be charged on a per incident basis.

        Maintenance Services we perform at our service locations are available during their regular business hours.

5.5   Starting Coverage

        Maintenance Services coverage may be started in two ways:

        A. Automatic coverage

        To provide you with continuous maintenance protection for an IBM Machine after its warranty or Warranty Option ends, we will automatically continue coverage, unless you notify us otherwise. We will advise you by sending you an invoice. If you do not wish to continue coverage, you must notify us within thirty days of the date of the first invoice. The type of service will be the same as the services you have already selected for similar IBM Machines installed at your location. If you have no similar machines, we will cover it under an IBM On-site type of service, from 7 a.m. to 6 p.m. on weekdays. Charges are those in effect when coverage begins.

        B. Coverage you select

        You may select the type of service and coverage from those available. Both of us must agree to the starting date of the coverage which will be shown on a Transaction Document. If the Machine is not new, we may inspect it within one month after the starting date. If we find that it is not acceptable, you may request that we restore it, at an additional charge. Alternatively, you may withdraw your service request. We will then refund any amounts you have paid. However, you will be charged for any services which you requested us to perform.

5.6   Changing Service

        You agree to notify us 15 days before you want to:

  •
  change the type of service; or

  •
  change or select optional hours of coverage.

5.7   Ending ServicePlan Maintenance Services

        Either of us may end coverage for a Machine if the other does not comply with the applicable terms of this Agreement, provided that the one who is not Complying is given written notice and reasonable time to do so.

        You may end coverage for a Machine either as described in the subsection titled "Starting Coverage" or by giving us one month's written notice:

  •
  after the Machine has been under this Agreement for six months;

  •
  if the Machine has been removed from your organization; or

  •
  on the effective date of an increase in charges.

        We may end coverage for a Machine by giving you three months' written notice after the Machine has been under this Agreement for at least one year.

        After Maintenance Services are ended, we will give you a refund of any amount we owe you.

Section 6. Project Services

        The terms in this section apply to Services we provide under this Agreement in support of your project. Examples of Project Services are:

  •
  system integration, consulting, education, software development, general technical assistance; and

  •
  computer room design and construction, customized software offerings and computer cabling and computer relocation.

6.1   Statement of Work

        When we accept your order, we agree to provide the Project Services described in a Transaction Document called a Statement of Work. A separate Statement of Work must be signed by both of us for each project. The Statement of Work may include:

  •
  a description of the Project Services;

  •
  our respective responsibilities;

  •
  an estimated schedule;

  •
  applicable charges; and

  •
  any other applicable terms.

        Both of us agree to make reasonable efforts to carry out our respective responsibilities according to the estimated schedule.

        We or our subcontractors may provide Project Services to others which are similar to

6.2   Changes to the Statement of Work

6.3   Charges and Payment

        You agree to pay charges according to the Statement of Work. We will send you an invoice and you agree to pay it according to the payment terms stated in it.

        If Project Services are ended before their completion, you agree to pay all charges:

  •
  already invoiced;

  •
  for additional effort to perform Project Services before their termination; and

  •
  for additional costs we incur because the Project Services ended.

6.4   Personnel

        Each of us agrees to:

  •
  appoint a representative for each Statement of Work;

  •
  promptly notify the other in writing if our own representative is replaced; and

  •
  supervise and control our own personnel only.

6.5   Information Exchange

        Each of us, without restriction by the other, may use and license any ideas, concepts, know-how, inventions or techniques disclosed or developed by either you or us in connection with any Statement of Work.

6.6   Ending Project Services Early

        The Statement of Work may include special rights to end Project Services before their completion. In addition, each of us may end Project Services by giving notice to the other if the other breaches its obligations and does not remedy the breach within 30 days of receiving notice of the breach.

        The subsection titled "Charges and Payment" applies whenever Project Services are ended before their completion.

7.     Glossary

Customer Set Up Machine	An IBM Machine that you set up according to our instructions.
Date of Installation	For a Machine:
	•	for a Customer Set-Up Machine, the second business day after the end of its normal transit allowance period; we will allocate a reasonable transit allowance period.
	•	for a Machine we install, the business day after the day we install it; if you defer installation, the Date of Installation is the day we make it available to you for installation.
For a Program:
	•	ten days after we ship the Program; or
	•	the date we accept your order for an Additional License or Distributed Feature.
Designated Machine	The Machine which you identify to us by type/model and serial (or plant order) number, on which you intend to use a Program for processing.
Machine	A machine and its features, model conversions and upgrades, elements and accessories or any combination of them.
	•	An IBM Machine is a Machine bearing an IBM trademark or which we supply as IBM equipment.
	•	A Non-IBM Machine is a Machine which does not bear an IBM trademark or which is not supplied as IBM equipment.

Product	A Machine or Program.
Program	Any of the following, including features and any whole or partial copies, or any combination of:
• machine-readable instructions, the purpose of which is to cause a computer to execute a particular task or function;
• a collection of machine-readable data, such as a data base; and
• related materials in machine-readable or printed form, including documentation and listings.
Program does not include Licensed Internal Code or any of the above that results from a Service.
Program includes an IBM Program and a Non-IBM Program.
Service	A resource, assistance or offering which we make available to you, such as maintenance services, project services and leasing and financing.
Specifications
The document in which we provide information specific to a Product. For an IBM Machine, this document is labelled "Official Published Specifications". For a warranted IBM Program, it is labelled "License Program Specifications" or "License Information".
Specified Operating Environment	The Machines and Programs with which a Program is designed to operate as described in the Specifications for the Program.